PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net income to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011
GAAP Net income (a)	$4,217	$9,035	$29,855	$20,208

Add: interest expense	1,901	1,759	7,488	7,258
Add: income tax expense	1,551	4,054	10,793	15,691
Add: depreciation and amortization	19,825	23,019	83,611	91,942
Add: special items (b)	910	469	3,328	38,140
EBITDA	$28,404	$38,336	$135,075	$173,239

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, non-cash consolidation and restructuring charges in 2012, warrants expense (income), and in 2011 debt extinguishment loss and deferred financing fees write off.